UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): August 22, 2006
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                        ALTERNATIVE ENERGY SOURCES, INC.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
                                -----------------
                 (State or Other Jurisdiction of Incorporation)

            000-51762                        74-3038728
      (Commission File Number)     (IRS Employer Identification No.)

          310 West 20th Street, 2nd Floor, Kansas City, Missouri 64108
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              (Address of principal executive offices and zip code)

                                 (816) 842-3835
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              (Registrant's telephone number, including area code)

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CF 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02 Departure of Directors or Principal  Officers;  Election of Directors;
Appointment of Principal Officers

On August 16, 2006, the Registrant hired Mr. John J. Holland to serve as Executive Vice-President and Chief Financial Officer pursuant to the terms of an employment agreement executed between the Registrant and Mr. Holland. The employment agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference and described below.

Before joining Alternative Energy Sources, Inc., Mr. Holland was employed by Butler Manufacturing Company from 1980 until his retirement in 2004. Mr. Holland began his career at Butler Manufacturing in 1980 and quickly advanced to Vice President-Controller for its Buildings Division, where he was responsible for the financial operations for the company's largest North American operating division. Within five years, Mr. Holland was named Vice-President-Corporate Controller of Butler Manufacturing and assumed responsibility for the company's financial accounting, control, reporting, and compliance. In 1990, Mr. Holland was named Vice President-Finance and Chief Financial Officer. In this capacity, Mr. Holland directed the successful negotiation and funding of a $120 million leveraged recapitalization, developed a valuable investor relations program, and saved Butler Manufacturing approximately $1 million annually by moving from the NASDAQ to the New York Stock Exchange. In 1999, Mr. Holland was named Butler Manufacturing's President and Chief Executive Officer where he oversaw many significant corporate developments, including, among others, initiating and directing a comprehensive redirection of corporate strategy; instituting a rigorous process for strategic leadership/succession planning; implementing significant cultural changes; and introducing lean operating principles to drive process improvements in both factories and offices. In 2001, Mr. Holland served as Chairman of the Board and Chief Executive Officer, overseeing 4,500 employees and nearly $1 billion in revenues for the company, which had major operations in both North America and China. Mr. Holland led the strategic evaluation process that culminated in the sale of Butler Manufacturing Company for $223 million to BlueScope Steel, Australia's largest steel company.

Before joining Butler Manufacturing Company, Mr. Holland was employed with Arthur Andersen LLP as a senior accountant and with Saint Luke's Hospital System as Controller.

Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas. Mr. Holland currently serves as a director for Cooper Tire and Rubber Co., Inc., SCS Transportation, Inc., and Saint Luke's Health System of Kansas City. In addition, Mr. Holland serves as a consultant with Greentree Ventures, a venture capital firm located in Olathe, Kansas.

There are no family relationships among Registrant's executive officers.

Mr. Holland's employment agreement is for a four year term, providing for an annual base salary of $180,000, with an opportunity to increase the base salary up to $260,000 upon the occurrence of certain events, and an annual bonus subject to the Company achieving its target performance levels as approved by the Compensation Committee of the Board. Mr. Holland is also entitled to receive an option grant of 400,000 shares from the Company's 2006 Stock Option Plan, 25% of which shall be exercisable on the first anniversary of the grant, 25% of the option shall be vested and become exercisable on the second anniversary of the grant, 25% of the option shall be vested and become exercisable on the third anniversary of the grant, and the remaining 25% of the option shall be vested and become exercisable on the fourth anniversary of the grant of the option. Under the agreement, Mr. Holland will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by the Company and for one year thereafter. Mr. Holland and his dependents will be entitled to participate in the Company's benefit plans at the Company's expense. Subject to certain notice requirements, either Mr. Holland or the Company will be entitled to terminate the employment agreement at any time. If the Company terminates the employment agreement without Cause (as defined in the agreement) or if Mr. Holland terminates the employment agreement for a Good Reason (as defined in the agreement), then Mr. Holland is entitled to receive his base salary and guaranteed bonus during the then-remaining term of the agreement plus a one time severance payment equal to his then-current annual base salary, as well as continuation at the Company's expense of Mr. Holland participation in the benefit programs described above.

Item 9.01  Financial Statements and Exhibits.

(c)   Exhibits

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B:

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Exhibit No.     Description
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10.1            Employment Agreement

99.1            Press Release dated August 17, 2006



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 22, 2006                  ALTERNATIVE ENERGY SOURCES, INC.


                                        By: /s/ Mark Beemer
                                           -------------------------------------
                                        Name: Mark Beemer
                                        Title: Chief Executive Officer

Exhibit Index

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Exhibit No.     Description
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10.1            Employment Agreement

99.1            Press Release dated August 17, 2006